UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 12, 2006

KOHL’S CORPORATION

(Exact name of registrant as specified in its charter)

Wisconsin	1-11084	39-1630919
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

N56 W17000 Ridgewood Drive Menomonee Falls, Wisconsin	53051
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (262) 703-7000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.

Entry into a Material Definitive Agreement.

On October 12, 2006, the Company entered into a Credit Agreement (the “Credit Agreement”) with various lenders party thereto, Bank of America, N.A., as an Issuing Bank and the Syndication Agent, JPMorgan Chase Bank, N.A., U.S. Bank, National Association and Wachovia Bank, National Association, as the Co-Documentation Agents, and The Bank of New York, as an Issuing Bank, the Swing Line Lender and the Administrative Agent.

The Credit Agreement provides for a $900.0 million senior unsecured five-year revolving credit facility and includes, among other things, a maximum leverage ratio financial covenant and restrictions on liens and subsidiary indebtedness.  Events of default under the Credit Agreement include a change of control of the Company and the Company’s default of other debt exceeding $35.0 million.

Item 1.02.

Termination of a Material Definitive Agreement.

In connection with entering into the Credit Agreement referenced above, on October 12, 2006, the Company terminated its previously existing Five-Year Credit Agreement dated as of July 10, 2002 among the Company, the lenders party thereto, Bank One, NA, as Syndication Agent, U.S. Bank, National Association, Wachovia Bank, National Association and Fleet National Bank, as Co-Documentation Agents, and The Bank of New York as Issuing Bank, Swing Line Lender and Administrative Agent.

Item 2.03.

Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

See Item 1.01.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  October 13, 2006

KOHL’S CORPORATION

By: /s/ Richard D. Schepp

Richard D. Schepp

Executive Vice President

General Counsel and Secretary